UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 1, 2026
McKESSON CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13252	94-3207296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6555 State Hwy 161
Irving, TX 75039
(Address of Principal Executive Offices, and Zip Code)
(972) 446-4800
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	MCK	New York Stock Exchange
1.625% Notes due 2026	MCK26	New York Stock Exchange
3.125% Notes due 2029	MCK29	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.
On April 1, 2026, certain of McKesson Corporation’s (the “Company”) subsidiaries, including McKesson Medical-Surgical Top Holdings, Inc. (the “Borrower”), entered into a credit agreement (the “Credit Agreement”) with the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent providing for (i) a $750.0 million senior secured term “A” loan facility due 2031 (the “Term Loan A-1 Facility”), (ii) a $250.0 million senior secured term “A” loan facility due 2028 (the “Term Loan A-2 Facility” and, together with the Term Loan A-1 Facility, the “Term Loan A Facilities”) and (iii) a $1,000.0 million senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan A Facilities, the “Senior Secured Credit Facilities”). The Revolving Credit Facility matures on April 1, 2031. The Borrower and certain other subsidiaries of the Company also entered into security, guaranty and other related agreements in connection with the Credit Agreement.

Borrowings under the Term Loan A Facilities will bear interest at a rate selected by Borrower equal to either (i) the Adjusted Term SOFR Rate (as defined in the Credit Agreement), plus an applicable margin equal to 1.250% per annum or (ii) the Base Rate (as defined in the Credit Agreement), plus an applicable margin equal to 0.250% per annum. The Borrower selected an initial interest rate equal to the Adjusted Term SOFR Rate plus the applicable margin of 1.250% per annum. Borrowings under the Revolving Credit Facility will bear interest at a rate selected by Borrower at a rate initially equal to either (x) the Term Benchmark Rate (as defined in the Credit Agreement), plus an applicable margin equal to 1.250% per annum or (y) the Base Rate, plus an applicable margin equal to 0.250% per annum, in each case until financial statements for the fiscal quarter ending June 30, 2026 have been delivered, and thereafter at rates varying from 1.625% to 1.250% plus the Term Benchmark Rate or 0.625% to 0.250% plus the Base Rate, based on achievement of certain Total Net Leverage Ratios (as defined in the Credit Agreement) and certain public corporate credit ratings. In addition, the Borrower is required to pay a commitment fee at rates varying from 0.225% to 0.175%, based on achievement of certain Total Net Leverage Ratios and certain public corporate credit ratings.

All of the Borrower’s obligations under the Credit Agreement are secured, subject to certain exceptions and Excluded Assets (as defined in the Credit Agreement), by a security interest in substantially all tangible and intangible assets of the Borrower and certain material U.S. subsidiaries of the Borrower (such entities, collectively, the “Guarantors”).

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Borrower and the Guarantors, including, among other things, restrictions on indebtedness, liens, investments, fundamental changes, dispositions, and dividends and other distributions. The Credit Agreement also includes financial maintenance covenants requiring the Borrower to maintain a maximum Total Net Leverage Ratio and a minimum Interest Coverage Ratio, in each case, tested on a quarterly basis, and customary events of default.

In the ordinary course of their respective businesses, the lenders under the Senior Secured Credit Facilities and their affiliates have engaged, and may in the future engage, in commercial banking transactions, investment banking transactions or other services with the Company, the Borrower and its affiliates.

The foregoing description of the Senior Secured Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the executed Credit Agreement filed as Exhibit 10.1.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 above is hereby incorporated by reference into this Item 2.03.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated as of April 1, 2026, among McKesson Medical-Surgical Top Holdings Inc., as borrower, the lenders, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto.

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 6, 2026

McKesson Corporation

By:	/s/ Britt J. Vitalone
Britt J. Vitalone
Executive Vice President and
Chief Financial Officer